Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2015

Tontitown, Arkansas, October 26, 2015......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported a 14.6% increase in net income and a 27.0% increase in diluted earnings per share for the third quarter of 2015 as net income increased to $5,794,850, or $0.80 per diluted share, for the third quarter of 2015 from net income of $5,056,978, or $0.63 per diluted share, for the third quarter of 2014. For the nine months ended September 30, 2015, net income increased 60.3% and diluted earnings per share increased 74.5% as net income increased to $18,203,272, or $2.46 per diluted share, for the first nine months of 2015 from net income of $11,358,887, or $1.41 per diluted share, for the first nine months of 2014.

Revenue, before fuel surcharge, increased 12.1% to $92,076,036 for the third quarter of 2015 from $82,158,036 for the third quarter of 2014, while fuel surcharge revenue decreased 39.6% to $15,033,696 for the third quarter of 2015 from $24,900,936 for the third quarter of 2014. As a result, total operating revenues remained relatively flat at $107,109,732 for the third quarter of 2015 compared to $107,058,972 for the third quarter of 2014. For the nine months ended September 30, 2015, revenue, before fuel surcharge, increased 11.8% to $265,813,455 from $237,660,146 during the nine months ended September 30, 2014, while fuel surcharge revenue decreased 31.8% to $48,812,558 for the first nine months of 2015 from $71,562,479 for the first nine months of 2014. As a result, total operating revenues increased 1.7% to $314,626,013 for the first nine months of 2015 compared to $309,222,625 for the first nine months of 2014. The decline in fuel surcharge revenue for each of the periods was due to the significant decline in retail fuel prices during the most recent twelve months.

Daniel H. Cushman, President and Chief Executive Officer of the Company, commented, “Although the third quarter offered its fair share of challenges, we are extremely satisfied with our results. The second quarter of this year was our best earnings quarter on record and this quarter represents our second best earnings quarter on record. Our goal this year was to grow while continuing to operate at the same or better profitability levels as those established in 2014. Growth has been difficult with the challenging driver market, but we have had some success. Although not up to our expectations, we did achieve 12.1% revenue growth without considering the impact of fuel surcharge revenue. We have also been able to not only maintain the operating levels achieved in 2014, but improve upon them, as our trucking division operating ratio in the third quarter of 2015 was 87.5% compared to 89.2% in 2014. We also continue to experience strong revenue growth in our Logistics division, although margins declined throughout the quarter as demand softened.

“We continue to focus on growth in those divisions that allow us better opportunities to recruit and retain drivers. We feel those opportunities exist within our Automotive, Dedicated, Mexico and Expedited Divisions. We also continue to create and develop engineered lanes within our Random fleet, which drivers generally prefer over pure random lanes. Our recruiting and retention efforts continue to be a primary focus, and we are doing everything we can to nurture our relationships with our driving schools, our recruiters, and most importantly our driving professionals.

“Regarding growth, we have examined our existing network of terminal locations and are considering additional terminal locations based upon our existing footprint, customer locations, and potential driver availability. We recently purchased a terminal in Ohio and are also exploring terminal locations on the West Coast. We continue to be open to growth by acquisitions and believe our model allows us the ability to be selective in that regard. Our overall goals remain the same in that we want to grow and we want to be one of the best operating companies in the industry. With the continued support of our customers and the dedicated work of our employees, we believe these goals are attainable.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating revenues:
Revenue, before fuel surcharge	$92,076,036	$82,158,036	$265,813,455	$237,660,146
Fuel surcharge revenue	15,033,696	24,900,936	48,812,558	71,562,479
Total operating revenues	107,109,732	107,058,972	314,626,013	309,222,625

Operating expenses and costs:
Salaries, wages and benefits	26,532,551	28,332,593	79,031,924	81,399,616
Operating supplies and expenses	21,911,638	31,695,926	69,202,419	98,559,698
Rent and purchased transportation	35,255,319	23,037,226	97,882,536	65,755,853
Depreciation	8,452,146	9,037,086	23,752,859	27,329,337
Insurance and claims	3,889,503	4,474,733	11,245,760	12,125,140
Other	2,199,725	2,657,833	6,867,408	7,582,144
Gain on disposition of equipment	(1,357,020)	(626,270)	(4,611,380)	(3,413,718)
Total operating expenses and costs	96,883,862	98,609,127	283,371,526	289,338,070

Operating income	10,225,870	8,449,845	31,254,487	19,884,555

Interest expense	(732,385)	(632,359)	(1,992,838)	(2,237,737)
Non-operating (expense) income	(131,605)	594,562	385,372	1,125,099

Income before income taxes	9,361,880	8,412,048	29,647,021	18,771,917
Income tax expense	3,567,030	3,355,070	11,443,749	7,413,030

Net income	$5,794,850	$5,056,978	$18,203,272	$11,358,887

Diluted earnings per share	$0.80	$0.63	$2.46	$1.41

Average shares outstanding – Diluted	7,218,813	8,031,923	7,385,484	8,034,412

	Quarter Ended September 30,		Nine Months Ended September 30,
Truckload Operations	2015	2014	2015	2014

Total miles	56,260,140	54,115,283	163,700,636	158,814,155
Operating ratio (1)	87.47%	89.24%	86.90%	91.29%
Empty miles factor	6.97%	6.65%	6.68%	6.73%
Revenue per total mile, before fuel surcharge	$1.43	$1.41	$1.42	$1.39
Total loads	79,864	72,287	229,903	212,795
Revenue per truck per work day	$684	$673	$670	$648
Revenue per truck per week	$3,420	$3,365	$3,350	$3,240
Average company-driver trucks	1,410	1,435	1,418	1,444
Average owner operator trucks	422	332	395	342

Logistics Operations
Total revenue	$11,855,964	$6,122,046	$33,552,544	$16,800,277
Operating ratio	98.52%	95.63%	97.55%	96.17%

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1)

Operating ratio is calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We use revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.